EXHIBIT 5.1

[Letterhead SAP AG]

January 15, 2003

SAP Aktiengesellschaft Systeme, Anwendungen,
         Produkte in der Datenverarbeitung
Neurottstrasse 16
69190 Walldorf
Federal Republic of Germany

Form S-8 Registration Statement
Relating to the SAP Stock Option Plan 2002

I am the General Counsel of SAP Aktiengesellschaft Systeme, Anwendungen, Produkte in der Datenverarbeitung, a stock corporation organized under the laws of the Federal Republic of Germany (the “Company”), and I am familiar with the Company’s Stock Option Plan 2002 (the “Plan”).

Pursuant to the Plan, certain members of the Company’s executive board, certain members of the executive boards of the Company’s affiliates (verbundene Unternehmen) and selected senior managers and top performers of the Company and its affiliates (the “Participants”) will be entitled to receive stock options (the “Stock Options”), which may be exercised for Ordinary Shares as provided in the Plan Documents (as defined below).

This opinion is given in connection with the filing by the Company with the U.S. Securities and Exchange Commission of a registration statement on Form S-8 (the “Registration Statement”) pursuant to the U.S. Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder (the “Rules”).

In connection therewith, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of (i) the Registration Statement, (ii) the terms applying to the Stock Options (the “Stock Option Terms”), (iii) the Articles of Incorporation (Satzung) of the Company, (iv) an excerpt with respect to the Company from the commercial register at the local court (Amtsgericht) in Heidelberg, (v) resolutions adopted on May 3, 2002 by the shareholders of the Company authorizing, among other things, the Plan and the contingent increase of the Company’s capital stock of Euro 19,015,415 by the issuance of up to 19,015,415 Ordinary Shares (the “Resolutions”), (vi) the form of grant letter to be delivered to the Participants (the “Grant Letter”) and (vii) such other documents as I have deemed necessary or appropriate as a basis for the opinions set forth below. The Stock Option Terms, the Resolutions and the Grant Letter are referred to hereinafter as the “Plan Documents”.

In my examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. As to any facts material to the opinion expressed herein which were not independently established or verified, I have relied upon statements and representations of officers and other representatives of the Company and others. Based upon and subject to the foregoing, I am of the opinion that the Ordinary Shares that may be issued upon exercise of the Stock Options, will be, when issued and paid for upon such exercise pursuant to the Plan Documents, validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the Federal Republic of Germany, and I express no opinion as to the laws of any other jurisdiction.

This opinion is delivered to you solely in connection with the Registration Statement and may not be used, circulated, quoted or otherwise referred to or relied upon for any other purpose or by any other person or entity without my express prior written permission.

I consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules.

Very truly yours,

/s/ Michael Junge

Michael Junge
General Counsel
Director of SAP AG Corporate Legal Departmernt